Exhibit 10.1

GAS PURCHASE AGREEMENT

Between

SUPERIOR PIPELINE COMPANY, L.L.C.

And

SULLIVAN AND COMPANY, L.L.C.

Dated September 1st, 2011

REMINGTON GATHERING SYSTEM

TABLE OF CONTENTS

I.	DEFINITIONS	2
II.	BASIS OF COMPENSATION	5
III.	TERM	5
IV.	COMMITMENT, EXCLUSIVITY, CONNECTION OF WELLS	5
V.	RESERVATIONS OF SELLER AND BUYER	5
VI.	QUALITY OF DELIVERED GAS	7
VII.	DELIVERY AND PRESSURE	8
VIII.	QUANTITY, RATE AND SCHEDULING	8
IX.	PAYMENT, ESCALATION OF FEES, EXAMINATION, SUSPENSION AND DEDUCTIONS	9
X.	WARRANTY, TITLE AND EASEMENTS	10
XI.	INDEMNITY, INTERRUPTION AND FORCE MAJEURE	10
XII.	ROYALTY AND TAXES	11
XIII.	MEASUREMENT OF GAS VOLUME AND TESTING	12
XIV.	NOTICES	15
XV.	DEFAULT	16
XVI.	SELLER’S REPRESENTATIVE	17
XVII.	MISCELLANEOUS	17

EXHIBIT “A”                                           BASIS OF COMPENSATION
EXHIBIT “B”                                           CENTRAL RECEIPT POINT(S)
EXHIBIT “C”                                           WELLS

GAS PURCHASE AGREEMENT

This Gas Purchase Agreement (the “Agreement”) is made and entered into effective the first Day of September, 2011, by and between SUPERIOR PIPELINE COMPANY, L.L.C., (“BUYER”) and SULLIVAN AND COMPANY, L.L.C. (“SELLER”).

RECITALS

1.           SELLER owns or controls natural Gas produced from Lands more particularly described in Exhibit “C” to this Agreement;

2.           BUYER desires the right to process and sell that Gas, which will be delivered to BUYER from SELLER under this Agreement; and

3.           BUYER desires to purchase the Gas from SELLER, and SELLER desires to sell the Gas to BUYER.

THEREFORE, BUYER and SELLER, in consideration of the mutual covenants, promises, and agreements contained in this Agreement, and for other good and valuable consideration, agree as follows:

I. DEFINITIONS

For the purpose of this Agreement, unless the context clearly indicates otherwise, the following definitions are applicable.

1.1	Assumed Atmospheric Pressure means the standard atmospheric pressure used by BUYER regardless of the actual atmospheric pressure where the Gas is measured.

1.2	BCF means billion cubic feet.

1.3	BBL means forty-two (42) gallons.

1.4	BTU means British Thermal Unit and is equal to 1055.055852262 Joule.

1.5	Business Day means any day except Saturday, Sunday, or Federal Reserve Bank holidays starting at nine o’clock a.m. (9:00 a.m.) Central Time.

1.6
Central Receipt Point(s) or CRP(s) means the inlet flange of BUYER’s pipeline facilities installed to take deliveries of Gas from SELLER more fully described in Exhibit “B” as that exhibit may be amended from time to time by the written agreement of the parties.

1.7
Condensate means the liquid hydrocarbons that are recovered from SELLER’s Gas in typical oil and Gas separators or pipeline drips, usually from changes in ambient or ground temperature or pressure, but not from processing.

1.8
Cubic Foot of Gas means the amount of Gas necessary to fill one Cubic Foot of space at a base pressure of fourteen and sixty-five hundredths (14.65) pounds per square inch absolute and at a base temperature of sixty degrees Fahrenheit (60° F) (“Base Conditions”).

1.9	Day means a twenty-four (24) consecutive hour period. For measurement purposes in this Agreement a Day will begin at seven o’clock a.m. (7:00 a.m.) Central Time.

1.10	Delivery Point(s) means BUYER’s point of delivery to Postrock KPC Pipeline and any other third-party transporter or purchaser connected to the tailgate of the Plant.

1.11	Gas means any mixture of hydrocarbons or of hydrocarbons and noncombustible gases in a gaseous state.

1.12	GPM means gallons per MCF.

1.13
Heating Value means the gross heating value at sixty degrees Fahrenheit (60° F), real reaction, BTU per Cubic Foot of Gas or BTU per gallon, fuel as ideal gas as described in GPA Standard 2145 and 2172, as revised.  The BTU per Cubic Foot will be assumed to be measured saturated with water.

1.14
Losses means any loss, cost, expense, liability, damage, demand, suit, claim,        sanction, settlement, judgment, lien, fine, penalty, and interest of every kind and character (including reasonable fees and expenses of attorneys).

1.15	MCF means one thousand (1,000) Cubic Foot of Gas.

1.16
MMBtu means one million (1,000,000) British Thermal Units.  For all purposes in this Agreement, MMBtus shall be determined using the Heating Value determination set forth in this Agreement, including the determination of MMBtus delivered at the Central Receipt Point(s) and the determination of MMBtus of Gas or Residue Gas sold.

1.17	MMCF means one million (1,000,000) Cubic Foot of Gas.

1.18	Month means a period of time beginning on the first Day of a calendar Month and ending on the first Day of the following Calendar Month, except that the first

Month will commence on the Day of initial receipt of Gas under this Agreement and will end on the first Day of the following Calendar Month.

1.19
Natural Gas Liquids or NGLs means any liquid hydrocarbons extracted from the Gas by processing. The “Components” of the NGLs are ethane, propane, iso-butane, normal butane, pentanes and heavier and incidental methane and helium.

1.20	Plant means Gas processing facilities where NGLs and other Plant Products are extracted from Gas.

1.21	Plant Products means the NGLs extracted from processing.

1.22	Processing means the extraction of NGLs from a stream of Gas flowing through a Gas processing plant.

1.23	Psia means pounds per square inch absolute.

1.24	Psig means pounds per square inch gauge.

1.25
System means that gas gathering system, now existing or hereafter constructed, modified or expanded, used by BUYER for the gathering of Gas, including any expansions of that System by BUYER during the term of this Agreement, located in Osage County, Oklahoma.

1.26
Transfer including the correlative terms “transferring” or “transferred”, means to sell, transfer, assign, convey, distribute, quitclaim, pledge, encumber, mortgage, hypothecate, or otherwise dispose of, either voluntarily or involuntarily, any interest.

1.27
Water Content means the water vapor content of one Cubic Foot of Gas at Base Conditions.  For all purposes in this Agreement, Gas will be considered to be saturated with water when delivered to BUYER at the Central Receipt Point(s).

1.29
Well(s) means when used collectively each well located on the Lands or acreage pooled with the Lands, or producing from formations underneath the Lands, which is productive of Gas and in which SELLER has an interest or owns or controls the right to dispose of the Gas more fully described in Exhibit “C” as that exhibit may be amended from time to time by the written agreement of the parties.

1.30	Year means any period of twelve (12) consecutive calendar Months.

II. BASIS OF COMPENSATION

2.1	Compensation. The basis of compensation is set forth in Exhibit “A” to this Agreement, included herein by this reference.

III. TERM

3.1
Term. This Agreement will be effective on the first Day of September, 2011 (“Effective Date”) and will continue in full force and effect for a period of five (5) Years (“Primary Term”) and Year to Year thereafter until terminated by either party at the end of the Primary Term or any subsequent anniversary thereof by giving at least sixty (60) Days prior written notice to the other party.

IV. COMMITMENT, EXCLUSIVITY, CONNECTION OF WELLS

4.1
SELLER’S Commitment. SELLER commits to deliver and sell to BUYER at the Central Receipt Point(s) all of SELLER’s Gas produced from the Well(s) released from dedication to any third party agreement during the term of this Agreement.

4.2
Exclusivity.    Subject to the terms and conditions of this Agreement, SELLER hereby contracts exclusively with BUYER for the purchase of SELLER’s Gas described in section 4.1 and the right to process and extract Plant Products attributable to that Gas.  Any transfer of any portion of SELLER’s interests in the Gas described in section 4.1 will be subject to BUYER’s rights under this Agreement.

4.3
Connection of Wells.  SELLER will proceed with due diligence to install or cause to be installed, at its expense, all facilities at and upstream of the Central Receipt Point(s) which are necessary to connect the Well(s) to the System.  Those facilities will be owned and operated by SELLER or its designee at its expense. BUYER will proceed with due diligence to install or cause to be installed, at its expense, all facilities at and downstream of the Central Receipt Point(s) which are necessary to connect the Well(s) to the System and to measure deliveries of SELLER’S Gas into the System.  Those facilities will be owned and operated by BUYER at its expense.

V. RESERVATIONS OF SELLER AND BUYER

5.1	SELLER’s Reservations:

a. Operation. SELLER reserves the right to operate the Well(s) free from control by BUYER in any manner as SELLER, in SELLER’s sole discretion, deems advisable; including, without limitation, the right, but not the obligation, to repair and rework old Well(s); to permanently or temporarily shut in or abandon any Well(s) or curtail production from Well(s), subject to the other provisions of this Agreement; to vent, inject or flare production or renew or extend, in whole or in part, any oil and gas lease; and to surrender any lease well or acreage when no longer deemed capable of producing Gas in commercial paying quantities under normal methods of operation by SELLER.

b. Unitization and Pooling.  SELLER reserves the right to unitize or pool any of SELLER’s leases or portions thereof with other lands and leases; in which event SELLER’s interest in the unit and the unit Gas attributable to SELLER’s interest will be subject to this Agreement.

c. Separation.  SELLER reserves the right to retain all liquid hydrocarbons separated from its Gas by the use of typical volumetric (non-refrigerated) oil and gas separators prior to the delivery of the Gas to BUYER at the Central Receipt Point(s), provided however, that SELLER will not be permitted to remove or recover liquid hydrocarbons from the Gas other than that which can be removed through the use of conventional mechanical Gas/oil field separators of the type in use on the date of this Agreement.

5.2	BUYER’s Reservations:

a.
Processing Rights.  SELLER does hereby grant, assign, and convey to BUYER exclusive processing rights for the recovery of NGLs from Gas delivered by SELLER to BUYER at the Central Receipt Point(s).  SELLER will not process the Gas or allow the Gas to be processed prior to delivery to BUYER at the Central Receipt Point(s).

b.
Condensate.  Condensate recovered by BUYER downstream of the Central Receipt Point(s) will belong to BUYER.  Title to the Condensate will pass to BUYER on its recovery by BUYER and will be free and clear of all liens, claims, and encumbrances created by, through, and under SELLER.

c.
Rebuild and Alterations.  BUYER reserves the right, in its sole discretion, to alter, repair, maintain, expand or rebuild, without approval of SELLER, any portion of the System or BUYER’s facilities.  SELLER will make no alterations, additions, or repairs to or on the System or BUYER’s facilities. SELLER will not connect or cause the connection of any third-party non-affiliated well to the System for any purpose without the express written consent of BUYER, that consent being subject only to BUYER’s sole discretion.  If the obligations contained in this subsection 5.2(c) are breached by SELLER, BUYER will have the right and option, notwithstanding any other provision of this Agreement, to terminate this Agreement immediately on written notice to SELLER and without further obligation of BUYER to SELLER.  BUYER will have all legal remedies available to it in respect of SELLER’s breach notwithstanding the termination of this Agreement.

d.
Uneconomic. If at any time during the term of this Agreement BUYER’s purchasing of SELLER’s Gas from any Central Receipt Point becomes uneconomic, as determined in the sole discretion and judgment of BUYER,

BUYER may (i) suspend receipt of Gas at that Central Receipt Point, (ii) terminate this Agreement or (iii) modify Exhibit “B” to remove that Central Receipt Point.  BUYER must give SELLER thirty (30) Days written notice that BUYER has determined purchasing of the Gas made available by SELLER at the Central Receipt Point has become uneconomic and must advise SELLER of what action BUYER will take.  Removal of a Central Receipt Point constitutes a release of dedication of the then existing Well(s) behind that Central Receipt Point.

VI. QUALITY OF DELIVERED GAS

6.1	The Gas delivered at the Central Receipt Point(s) must meet the quality specifications defined below (the “Quality Specifications”):

a.	Oxygen	None
b.	Carbon Dioxide	Not more than 2.0% by volume
c.	Hydrogen Sulfide	Not more than ¼ grain per 100 Cubic Feet
d.	Mercaptan Sulfur	Not more than ¼ grain per 100 Cubic Feet
e.	Total Sulfur	Not more than ½ grain per 100 Cubic Feet
f.	Free Water	None
g.	Heating Value	Not less than 1,100 BTU per Cubic Foot
h.	Temperature	Not more than 120° Fahrenheit (120° F)

If Gas quality specifications different or more stringent than those set forth above are enforced by downstream gatherers or transporters, the Gas delivered by Seller under this Agreement will also be required to meet those different or more stringent specifications.

6.2
BUYER has the right to either (i) accept Gas that does not conform to the Quality Specifications, or (ii) refuse delivery of nonconforming Gas. If BUYER refuses the receipt of nonconforming gas, the parties will in good faith negotiate a mutually agreeable fee to allow BUYER to treat or condition said Gas to meet the quality specifications.

6.3
BUYER’s acceptance of Gas that does not conform to the Quality Specifications will not constitute a waiver of SELLER’s obligation to conform its Gas to those specifications in the future, nor a waiver of BUYER’s right to refuse delivery of nonconforming Gas at any time.

VII. DELIVERY AND PRESSURE

7.1
Delivery.  SELLER will deliver Gas under this Agreement at the Central Receipt Point(s) described in Exhibit “B” at pressures sufficient to enter the System at the Central Receipt Point(s), not to exceed the maximum allowable pressure of the System at such Central Receipt Point(s).    SELLER will provide equipment required to protect BUYER’s System from receiving Gas at pressures that exceed maximum allowable pressures. BUYER will provide SELLER with the maximum allowable pressure for specific Central Receipt Point(s).

7.2
Pressures. Pressures calculated for all purposes in this Agreement will be volume-weighted at the Central Receipt Point(s) as determined by BUYER.  SELLER will not be required to deliver Gas to BUYER at the Central Receipt Point(s) at pressures exceeding 50 psig.  In the event the average volume-weighted pressure at the Central Receipt Point(s) for any month exceeds 50 psig, SELLER may notify BUYER in writing of the occurrence. If BUYER has not reduced the pressure at that Central Receipt Point(s) to 50 psig or less during the ninety (90) Day period following SELLER’s notice, SELLER will be entitled, on written notice to BUYER, as its sole and exclusive remedy, to a release of the Gas behind that Central Receipt Point(s) from this Agreement.

VIII. QUANTITY, RATE AND SCHEDULING

8.1
Quantity. Subject to applicable law, BUYER will accept delivery of and purchase SELLER’s Gas at BUYER’S sole discretion; provided that BUYER will use commercially reasonable efforts to accept and purchase quantities of Gas tendered by SELLER for delivery into the System.

8.2	Rate. SELLER will use its best effort to regulate its producing schedule so that its Gas will be made available to the System at as uniform a rate of flow as is practicable.

8.3
Scheduling. SELLER will provide to BUYER any information BUYER reasonably requests to coordinate the receipt of Gas at the Central Receipt Point(s) and the delivery of Gas at the Delivery Point(s) and will comply with BUYER’s nomination requirements with respect that Gas.  This information includes, without limitation, the daily and monthly quantities of Gas requested to be received and delivered under this Agreement and will be provided to BUYER within the periods designated by BUYER from time to time to enable BUYER to timely coordinate and schedule all receipts and deliveries of Gas on the System with all parties delivering Gas into the System.  Further, the most recent nominations confirmed by BUYER for receipt of Gas at the Central Receipt Point(s) will remain in effect until changed as provided or permitted under this Agreement.

IX. PAYMENT, ESCALATION OF FEES, EXAMINATION, SUSPENSION AND DEDUCTIONS

9.1
Payment.  Each Month BUYER will pay SELLER for the Gas delivered under this Agreement during the preceding Month, on the later of (i) the last Day of the Month or (ii) within ten (10) Days of BUYER’s receipt of any necessary allocation statements.  On or before the fifteenth (15th) Day of each Month SELLER will furnish, or cause to be furnished, to BUYER for the preceding Month, any necessary allocation statements containing data (including, but not limited to, quantity and BTU content) that BUYER may require to enable BUYER to make payments.  SELLER will cooperate with other seller(s) delivering Gas at the Central Receipt Point(s) to appoint in writing a representative who, as their agent, will furnish an allocation statement.  BUYER is entitled to rely conclusively on the allocation statement, and it will be a complete defense to any claim by SELLER for any sums due for Gas delivered by SELLER under this Agreement that BUYER has made payment to SELLER for its share, as identified in the allocation statement, of the total quantity of Gas received by BUYER at the applicable Central Receipt Point(s) (other than claims based on measurement error as specified in the Article titled MEASUREMENT OF GAS VOLUME AND TESTING).

9.2	Final Payment. All payments under this Agreement will be final unless disputed in writing by either party within two (2) Years of the due date of the payment.

9.3
Examination of Records.  Each party to this Agreement has the right, at any and all reasonable times during normal business hours and upon reasonable advance notice, to examine the books and records of the other party, to the extent necessary to verify the accuracy of any statement, charge, computation, or demand made under this Agreement, and both parties will keep those records for at least twenty-four (24) Months after BUYER’s receipt of Gas to which the records are applicable.  The parties’ books and records will be conclusively presumed to be correct, except as to claims or corrections by the parties made by written notice to the other within the twenty-four (24) Month period.

9.4
Payment Suspension.  In the event of any claim arising from or relating to SELLER’s breach of any covenant, representation, or warranty contained in this Agreement, BUYER will be entitled, at its option, in addition to any other rights it may have, to suspend payment of sums due SELLER under this Agreement until the claim is resolved, and the suspension will not constitute a breach of BUYER’s payment obligations under this Agreement.  The amount suspended by BUYER will not exceed the calculated value of the claim.

9.6
Deductions.  BUYER will be entitled, at its option, in addition to any other rights it may have, to deduct from any payment due SELLER under this Agreement any amounts payable to BUYER from SELLER under this Agreement, any other agreement, or otherwise, and to apply the amounts deducted to pay the amounts payable to BUYER, and the deduction and application of those amounts will not constitute a breach of BUYER’s payment obligations under this Agreement. BUYER will not deduct from any payments to SELLER any amounts in bona fide dispute between BUYER and SELLER.

X. WARRANTY, TITLE AND EASEMENTS

10.1
Warranty of Title.  SELLER warrants that it has title to, and the right to sell, the Gas delivered to BUYER under this Agreement and the right to receive payment for that Gas. Further, SELLER warrants that the Gas delivered to BUYER under this Agreement is free from all liens and adverse claims of all kind.  SELLER will indemnify and hold BUYER harmless against adverse claims related to SELLER’s warranty under this Section 10.1.  In the event any adverse claim of any character whatsoever is asserted in respect to the Gas delivered by SELLER under this Agreement, or SELLER’s right to receive payment for that Gas, BUYER will have the right to retain the payment due for that Gas up to the amount of the claim, without incurring any interest, penalties, or other sanctions, until the claim has been fully and finally determined, as security for the performance of SELLER’s obligations with respect to the claim under this Section, or until SELLER has furnished bond to BUYER, in an amount and with sureties satisfactory to BUYER.  In addition, if BUYER is made party to any suit, claim or demand in respect to the Gas delivered by SELLER under this Agreement or SELLER’s right to receive payment for that Gas, BUYER, at is option, may require SELLER to defend the suit, claim or demand on BUYER’s behalf or to reimburse BUYER for all costs, attorneys’ fees and other expenses incident to the defense, including losses.

10.2	Title. Title to all Gas delivered under this Agreement will pass to BUYER at the Central Receipt Point(s).

10.3
Easements. SELLER represents that it has the authority to grant BUYER and hereby grants BUYER the rights of ingress and egress on the Lands to construct, install, operate, repair, inspect and maintain BUYER’s facilities used to receive Gas from SELLER at the Central Receipt Point(s).  Any property of BUYER placed in or on any of those Lands will remain the personal property of BUYER, and may be disconnected and removed at any time.

XI. INDEMNITY, INTERRUPTION AND FORCE MAJEURE

11.1
Indemnity. In addition to the indemnities contained in other provisions of this Agreement, BUYER will indemnify, defend and hold SELLER harmless against any claims for damages arising out of the operations conducted under this Agreement by BUYER.  Likewise, SELLER will indemnify, defend and hold BUYER harmless against any claims for damages arising out of SELLER’s operations under this Agreement.  The obligations of the parties under this Agreement are obligations of the parties only and no recourse or remedy will be available against any officer, director, or employee representative of a party or against any affiliate of a party.

11.2
Interruption.  It is understood and agreed that either party may, without liability to the other party, interrupt the operations of its facilities for the purpose of making necessary alterations, maintenance, or repairs, but that any interruption will be for only the amount of time that may be commercially reasonable to perform the necessary operations.  Receipt of Gas under this Agreement may be suspended without penalty for the period of interruption.

11.3
Force Majeure.  If SELLER or BUYER is rendered unable, wholly or in part, by reason of force majeure, from carrying out its obligations under this Agreement (other than the obligation to make payment of amounts due hereunder), then on the affected party’s giving prompt written notice of the force majeure to the other party, the obligations of the party giving notice, so far as they are affected by the force majeure, will be suspended during the continuance of any inability of the party to perform, but for no longer period, and the cause will be remedied with all commercially reasonable dispatch.  The term “force majeure” as used in this Agreement includes acts of God; acts of federal, state, or local government or any agencies thereof; compliance with rules, regulations, permits or orders of any governmental authority or any office, department, agency, or instrumentality thereof; strikes, lockouts, or other industrial disturbances; acts of the public enemy, wars, blockages, insurrections, riots, and epidemics; landslides, lightning, earthquakes, fires, storms, floods, and washouts; arrests and restraint of people; civil disturbances; explosions, leakage, breakage, or accident to equipment or pipes; freezing of Wells or pipes; weather-related shutdowns; inability to secure rights-of-way at reasonable cost; inability to timely obtain equipment, supplies, materials, permits, labor; failures or delays in downstream pipeline transportation; receipt of nonspecification or nonmerchantable Gas; and any other causes, whether of the kind enumerated in this Agreement or otherwise, not within the reasonable control of the party claiming suspension, which, by the exercise of due diligence, that party is not able to avoid.  The settlement of strikes or lockouts will be entirely within the discretion of the party having the difficulty.  The requirement that any force majeure be remedied with all commercially reasonable dispatch will not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when doing is deemed inadvisable by the party suffering the force majeure.

XII. ROYALTY AND TAXES

12.1
Royalty.  SELLER is responsible for all payments to the owners of all royalties, overriding royalties, bonus payments, production payments and the like.  SELLER agrees to defend, indemnify, and hold BUYER harmless from any and all liabilities to those owners.

12.2	Taxes. SELLER will pay or cause to be paid any sales, transaction, occupation, service, production, severance, gathering, transmission, or excise taxes,

assessments, or fees levied, assessed, or fixed, whether by the United States, the state, or other governmental agency, in respect of or applicable to the Gas delivered under this Agreement.  Any taxes and statutory charges levied or assessed against SELLER’s properties, facilities, or operations will be borne by SELLER.  BUYER will bear all taxes levied against its properties or facilities.  However, BUYER may reduce the price payable to SELLER as necessary to recover any charge on the carbon, carbon dioxide, hydrocarbon, or MMBtu content of SELLER’S Gas, whether in the form of a “cap and trade” system, tax, or other impost. If BUYER is obligated by law or regulation to make payment for any taxes which are the responsibility of SELLER to pay under this Agreement, BUYER will deduct those payments from any amounts due by BUYER to SELLER.  If those payments are in excess of amounts due by BUYER to SELLER, SELLER will promptly reimburse BUYER for the amount of taxes paid within ten (10) Days of receipt of BUYER’s notice to SELLER and proof of payment of the taxes.

12.3
Price Inclusive of Taxes.   Reimbursement to SELLER for SELLER’s full liability for severance and similar taxes levied upon SELLER’s Gas production is included in the prices payable under this Agreement, including but not limited to the Texas Gas Production Tax (as amended), regardless of whether some included interests may be exempt from taxation.

XIII.  MEASUREMENT OF GAS VOLUME AND TESTING

13.1
Calibration.  BUYER will keep its measurement equipment calibrated and in repair, making tests at reasonable intervals of no less than once (1) every quarter.  BUYER will give SELLER reasonable notice of tests of the measuring equipment so that, if SELLER desires, it may have its representative present.  In the event any meter is found to be inaccurate, that meter will be adjusted to register accurately within the limits prescribed by the manufacturer.

13.2
Accuracy. Each party has the right to challenge the accuracy of any  measurement equipment and, when challenged, the equipment will be tested, calibrated, and if necessary, repaired by BUYER; the cost of any test under this Section 13.2 will be borne by the party operating the equipment if the percentage of inaccuracy is found to be more than two percent (2.0%).  If the percentage of inaccuracy is found to be two percent (2.0%) or less, the cost of the test will be borne by the party challenging the accuracy of the equipment.  If any test shows the percentage of inaccuracy of the measuring equipment to be in excess of two percent (2.0%), registrations of the equipment and any payment based on that registration will be corrected for a period extending back to the time (not to exceed one (1) Year) when the inaccuracy began, if that time is ascertainable, and if not ascertainable, then back one-half (1/2) of the time elapsed since the last date of calibration not exceeding, however, forty-five (45) Days.

13.3	Repairs. If, for any reason, the measurement equipment is out of service or out of repair so that the amount of Gas delivered cannot be ascertained or computed from the reading thereof, the Gas delivered during the period the measurement equipment is out of service or out of repair will be estimated and agreed on by the parties on the basis of the data available using the first of the following methods that is feasible:

a.	By using the registration of any check meter or meters if installed and accurately registering;

b.	By correcting the error if the percentage of error is ascertainable by calibration, special test, or mathematical calculation;

c.	By estimating the quantity of Gas delivered based on the registration of any meter or meters and accurately registering; or

d.
By estimating the quantity of Gas delivered or redelivered based on deliveries or redeliveries during preceding Months under similar conditions when the measurement equipment was registering accurately.

13.4
Records.  The records from the measuring equipment will remain the property of the party owning that equipment and will be kept by that party on file for a period of not less than two (2) Years.  At any time within that period, the party owning the equipment will, on request of the other party, submit to the other party records from the measuring equipment, together with calculations therefrom, for inspection and verification, subject to return within thirty (30) Days from receipt of the records.

13.5
Measurement Standards.  The measuring station or stations provided for under this Agreement will be equipped with meters, recording gauges, or other types of meter or meters of standard make and design commonly accepted in the industry so as to accomplish the accurate measurement of Gas delivered and redelivered under this Agreement.  When and where electronic measurement and flow computers are used, the Gas received may have its volume, mass, gravity, composition or energy content determined and computed in accordance with applicable AGA standards in effect at the date of installation of the measurement equipment and will comply with applicable state and federal regulation.  At BUYER’s option, BUYER may update the measurement equipment or the determination of volume, mass, gravity, composition or energy content in accordance with subsequent revisions, supplements, and appendices to said AGA standards.  Assumed Atmospheric Pressure, as defined in this Agreement, will be used for all measurement computations and calibrations.

13.6	Boyle’s Law. The measurement of Gas delivered under this Agreement will be corrected for deviation from Boyle’s Law at the pressures and temperatures at which the Gas is delivered.

13.7	Temperature. The temperature of the Gas will be determined to the nearest one degree Fahrenheit (1° F) at the point of measurement by the continuous use of recording thermometers of standard manufacture acceptable to the parties, to be installed in accordance with the recommendations contained in Gas Measurement Committee Report Number 3, 7, or 9 as appropriate, and the arithmetical average of hourly temperatures of the Gas determined each Day will be used in computing temperatures of the Gas.

13.8
Specific Gravity.  The specific gravity and BTU of the Gas flowing through the meter or meters at the Central Receipt Point(s) will be determined by BUYER at  intervals that are practicable under the circumstances, but not less than quarterly.  All determinations of specific gravity and BTU will be made in accordance with the provisions of GPA Standard 2145 and 2172 as amended.  The specific gravity and BTU of the Gas flowing through each meter determined by either of the above mentioned methods will be used in computing the volume of Gas received through the meter.  The specific gravity and BTU determined by any test will apply from the first of the Month after the date the test was taken until the date the next test is effective.

13.9
Supercompressibility.  Unless otherwise allowed by state law, adjustment for the effect of supercompressibility will be determined by test or by mutual consent of the parties according to the provisions contained in Gas Measurement Committee Report Number 3, 7, or 9 as appropriate, for the average conditions of pressure, flowing temperature, and specific gravity at which the Gas was measured during the period under consideration and with the respective proportionate values for carbon dioxide and nitrogen fractional values and to obtain subsequent values for these Components as may be required from time to time.

13.10
Check Measurement.  At the Central Receipt Point(s) SELLER may install check measuring equipment at its own cost and expense; provided, that equipment will be installed so as not to interfere with the operations of the BUYER.  BUYER’s meter will be the meter used for all measurement purposes.  BUYER and SELLER, in the presence of each other, will have access to the other’s measuring equipment at all reasonable times; but the reading, calibrating, and adjusting of any equipment, and the changing of charts, if any, will be done by only the owner of the meter or its representative unless otherwise agreed.  Each party must give notice sufficiently in advance of, and the parties notified will have the right to be present at the time of, any installing, reading, cleaning, changing, repairing, inspecting, testing, calibrating, or adjusting done in connection with the  measuring equipment; provided, however, failure of a party that receives notice to witness any of these operations after due notification will not affect the validity of the operation in any way.

13.11
Sampling.  BUYER will obtain a sample of Gas at the Central Receipt Point(s) at least quarterly by using methods contained in GPA Standard 2166, as revised, “Methods for Obtaining Natural Gas Samples for Analysis by Gas Chromatography.”  SELLER may request that sufficient samples be taken in order that SELLER can have its own sample tested independently.  Any special samples requested by SELLER will be at SELLER’s cost.

13.12
Composition.  The composition of the Gas will be determined from the Gas samples by using GPA Standard 2261, as revised, “Method of Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography,” with the exception of sulfur compounds.  The gallons per MCF and the Heating Value of the Gas will be determined by using GPA Standard 2172, as revised, “Method for Calculation of Gross Heating Value, Specific Gravity, and Compressibility of Natural Gas Mixtures from Compositional Analysis” (adjusted for Water Content), and GPA Standard 2145, as revised, “Table of Physical Constants for the Paraffin Hydrocarbons and Other Components of Natural Gas.”  Each determination will be effective until the next determination.

13.13
Sulfur.  The sulfur content will be determined from tests taken at the Central Receipt Point(s) by methods accepted in the industry, such as GPA Standard 2377, as revised, “Method of Test for Hydrogen Sulfide and Carbon Dioxide in Natural Gas Using Length of Stain Tubes.”  Other sulfur species can be determined by chromatographic analysis conditional on the parties’ acceptance of the type of analysis to be used and the condition of the sample.

13.14	Standards. If any GPA Standard referenced in this Agreement is replaced with another GPA standard or if the industry adopts another standard then BUYER may elect to use that standard.

XIV. NOTICES

14.1
Notices and all other communications to be given by a party under this Agreement, will be deemed sufficiently given to the other party when deposited in the United States mail, postage prepaid, when delivered to a national courier service or on transmission when sent by facsimile with answer back confirmation and addressed as follows:

SUPERIOR PIPELINE COMPANY, L.L.C.
Attn: Contract Administration
7130 South Lewis, Suite 510
Tulsa, OK  74136
PHONE:  (918) 477-5617
FAX:  (918) 382-7222

SULLIVAN AND COMPANY, L.L.C.
Attn:  Gas Marketing
1437 South Boulder Ave  Suite 1200
Tulsa, OK  74119-3636
PHONE:  918-584-4288
FAX:  918-584-4220

14.2	Either party may change its contact information from time to time by notifying the other party of the change by written notice.

XV. DEFAULT

15.1
If either party fails to perform any of the covenants and obligations imposed on it under this Agreement (except where the failure is excused under any of the provisions of this Agreement), then the other party may, at its option, terminate this Agreement by proceeding as follows:

a.	The party not in default must give written notice stating specifically the cause for terminating this Agreement and declaring it to be the intention of the party giving notice to terminate.

b.
Other than in the case of the non-payment of an amount owed, the party in default will have sixty (60) Days after the service of notice in which to remedy or remove the cause or causes stated in the notice for terminating this Agreement, and, if within that period of sixty (60) Days, the party in default does remove or remedy the cause or causes and fully indemnifies or reimburses the party not in default for any and all damages, losses, and consequences of the breach (as limited by Section 17.10 below), then the notice will be deemed withdrawn and this Agreement will continue in full force and effect.

c.
If the party in default does not remedy and remove the cause or causes or does not indemnify or reimburse the party giving the notice for any and all damages, losses, and consequences of the breach within the period of sixty (60) Days, then this Agreement will, at the expiration of the sixty (60) Day period, terminate, but the party not in default will not be deemed to have waived any of its rights or legal remedies as a result of the termination.

Any cancellation of this Agreement under the provisions of this Article XV, will be without prejudice to the right of the party not in default to collect any amounts due for breach of this Agreement; provided, however, the provisions of this Article XV providing for termination will not apply if the failure of BUYER involves failure to pay any sum or amount due under this Agreement, and BUYER’s refusal to pay is subject to a bona fide dispute, and BUYER pays all amounts not in dispute; provided further, however, that any termination of this Agreement for breach will be carried out by the party not in default exclusively in accordance with the provisions set out in this Article.

15.2
Any waiver of a default must be in writing and signed by the non-defaulting party. No waiver of any default under this Agreement will constitute a waiver of any other default, whether of like or different character.

XVI. SELLER’S REPRESENTATIVE

16.1
This Agreement may be ratified and adopted by any owner of Gas owning an interest in any Well(s), by execution and delivery to BUYER of an instrument in agreement to the extent that owner’s interest in the Well(s) is concerned.  If SELLER owns or represents less than one hundred Percent (100%) of the Gas delivered to BUYER at any Central Receipt Point(s), SELLER will attempt to obtain Agreement ratification, agency agreements, or other documentation, in form and substance acceptable to BUYER, from the other interest owners.

16.2
Each interest owner executing or ratifying this Agreement makes and enters into this Agreement severally and not jointly with the other interest owners and they are not acting as partners, joint venturers, or otherwise jointly in this transaction.  Nothing contained in this Agreement will operate to create, or be construed as creating any such relationship.  It is especially provided that there will never be any joint liability against the parties designated as interest owners and that no single interest owner shall be liable for acts or omissions of any other interest owner.

XVII. MISCELLANEOUS

17.1	Construction.

(a)
Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article", "section" or "Exhibit" refer to the specified Article, section or Exhibit of this Agreement, unless otherwise specifically stated; (v) the words "include" or "including" shall mean "include, without limitation" or "including, without limitation;" and (vi) the word "or" shall be disjunctive but not exclusive.

(b)	References to agreements and other documents will be deemed to include all subsequent amendments and other modifications thereto.

(c)
References to statutes will include all regulations promulgated thereunder and, except to the extent specifically provided below, references to statutes or regulations will be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)
The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent.  No rule of strict construction will be applied against any party. This Agreement is the joint drafting product of the parties and each provision has been subject to negotiation and agreement and will not be construed for or against any party as drafter thereof.

(e)	All accounting terms used in this Agreement and not expressly defined in this Agreement will have the meanings given to them under GAAP.

(f)	All dollar amounts in this Agreement are stated and will be paid in United States dollars.

(g)	All exhibits attached to this Agreement are hereby incorporated in and made a part of this Agreement.

(h)	The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

17.2
Changes.  All modifications, ratifications, amendments or changes to this Agreement, whether made simultaneously with or after the signing of this Agreement will be in writing, signed by both BUYER and SELLER.

17.3
Regulation.  This Agreement will be subject to all valid rules, regulations, interpretations, and orders of any duly constituted federal or state regulatory body having jurisdiction.  This Agreement and the respective rights and obligations of the parties are subject to all existing and future laws, statutes, rules, regulations, orders, or directives promulgated by any duly constituted state or federal governmental authority, regulatory body or commission having jurisdiction or control over the parties, their respective facilities or services contemplated in this Agreement.  If any provision of this Agreement is held to be illegal, invalid, unenforceable or have a material and substantial negative impact on the rights, duties or obligations of either party, then the parties will meet in good faith to determine if the negative impact can be eliminated or mitigated.  If the negative impact cannot be eliminated or mitigated to the satisfaction of either party, then either party will have the right to terminate this Agreement on written notice to other party.

17.4
Assignment.  This Agreement will be freely assignable without any consent and will inure and be binding on the successors and assigns of BUYER and SELLER, provided that no conveyance or transfer of any interest of SELLER will be binding on BUYER until BUYER has received notice, in writing, of the assignment and has been furnished with a true copy of the assignment, conveyance or transfer.

17.5	Entire Agreement. This Agreement contains the entire agreement between the parties. There are no oral promises, agreements, or warranties affecting this Agreement.

17.6	Interpretations. This Agreement will be construed under the laws of the state of

Oklahoma, excluding any conflicts of law, rule, principle, or law which might refer to the laws of another state, and this Agreement was prepared by all parties and not by any party to the exclusion of the others.

17.7
Independent Contractor.  It is not the intention of the parties to create, nor is there created hereby, a partnership, joint venture, or association.  The status of each party under this Agreement is solely that of an independent contractor.

17.8
Confidentiality.  SELLER AGREES THAT THE TERMS AND CONDITIONS OF THIS AGREEMENT WILL BE HELD CONFIDENTIAL AND WILL NOT BE DISCLOSED TO OTHER PARTIES WITHOUT CONSENT OF BUYER UNLESS THAT DISCLOSURE IS REQUIRED BY FEDERAL OR STATE LAW OR AGENCY.  SELLER WILL FURNISH BUYER PROMPT NOTICE IF ANY DISCLOSURE IS MADE.

17.9
Arbitration.  Any dispute between the parties regarding the terms and conditions contained in this Agreement that cannot be resolved by negotiation between executives that have full authority to settle and resolve the dispute will be resolved by arbitration.  Any arbitration that is conducted under this Agreement will be governed by Oklahoma’s Uniform Arbitration Act, Title 15 O.S. Sections 801-818, as amended, and will not be governed by the arbitration acts, statutes, or rules of any other jurisdiction.  Each party will name its respective arbitrator in writing to the other party within fifteen (15) Days after it is clear the dispute cannot be resolved by negotiation between the parties.  If either party fails to name its arbitrator in writing to the other party within that fifteen (15) Day period, the other party may request that the Center for Public Resources, New York (the “Center”) name an arbitrator on behalf of the other party.  The two named arbitrators will select the third arbitrator within fifteen (15) Days after the date the second arbitrator is named.    If the arbitrators fail to agree on the election of the third arbitrator within that period they will request that the Center select the third arbitrator.    The Center may not name any arbitrators who are, or have been, an employee, officer, director, representative of, consultant to, or financially interested in either of the parties to this Agreement.  All arbitrators will have at least ten (10) Year’s experience in Gas purchasing within the natural Gas gathering and processing industry.  The arbitrators will proceed to commence the arbitration proceedings within twenty-five (25) Days following the appointment of the third arbitrator.  The cost of the arbitration will be shared equally by the parties, and each party will be responsible for its own expenses and those of its counsel or other representatives.  Each party irrevocably waives, to the fullest extent permitted by law, any objection it may have to the arbitrability of any disputes arising under this Agreement and further agrees that a final determination in any arbitration proceeding will be conclusive and binding on each party.  All contractual limitation periods specified in this Agreement will be tolled while the procedures specified in this Section 17.9 are pending.

17.10	Damages. In no event will either party be liable to the other for consequential,

incidental, special, punitive, indirect damages, lost profits, or other business interruption damages in connection with the performance or nonperformance of the parties under this Agreement.

17.11
Termination and Release. This Agreement terminates and supersedes any prior contracts for the sale or handling of Gas between the parties or their predecessors in interest that apply or applied to any Gas produced from any sources covered by this Agreement effective as of its date.  In consideration of the covenants contained in this Agreement, each party releases the other party, its affiliates, and its predecessors in interest under any prior contracts from any causes of action, claims, and liabilities.

17.12
Exceptions. This termination and release does not include, and the parties expressly retain, the right to receive payments under the prior contract(s) for current Gas production for which payment is not yet due and for which a party has not yet made payment in the ordinary course of business.  This mutual release also does not include matters relating to title to Gas and Gas processing rights, SELLER’s obligations for payment of third parties and severance taxes, related interest and penalties, or Gas imbalances under prior gathering or take in kind agreements.

17.13
Creditworthiness.  SELLER acknowledges and agrees that at the time of execution of this Agreement that it has reviewed and is satisfied with creditworthiness of BUYER.  If SELLER has reasonable grounds for insecurity (“reasonable grounds” being limited to the occurrence of a material change in the Creditworthiness of BUYER compared to BUYER’s Creditworthiness as of the Effective Date of this Agreement only)  regarding the payment of proceeds under this Contract (whether or not then due) by BUYER, SELLER may demand Adequate Assurance of Performance.  “Adequate Assurance of Performance” means sufficient security in the form, amount and for the term reasonably acceptable to SELLER, including a standby irrevocable letter of credit or, alternatively, at BUYER’s option, a prepayment.  If BUYER fails to give Adequate Assurance of Performance within 48 hours but at least one Business Day of a written request by SELLER; or has not paid any amount due the SELLER under this Agreement on or before the second Business Day following written notice that the payment is due; then SELLER will have the right, at its sole election, to immediately suspend deliveries on written notice to BUYER or to terminate the Contract, in addition to any and all other remedies available.

   IN WITNESS WHEREOF, the parties have signed this Agreement in one or more copies or counterparts, each of which, when signed by BUYER and SELLER, constitute an original effective Agreement between BUYER and SELLER.

BUYER:  SUPERIOR PIPELINE COMPANY, L.L.C.

By:           /s/ Robert H. Parks Jr.

Name:         Robert H. Parks Jr.

Title:           President

Date:           November 21, 2011

SELLER:  SULLIVAN AND COMPANY, L.L.C.

By:           /s/ R.J. Sullivan Jr.

Name:         R.J. Sullivan Jr.

Title:           Manager

Date:           September 19, 2011

Exhibit “A”
BASIS OF COMPENSATION

This Exhibit “A” is incorporated into that certain Gas Purchase Agreement dated the first Day of September, 2011 by and between SUPERIOR PIPELINE COMPANY, L.L.C., hereinafter referred to as “BUYER” and SULLIVAN AND COMPANY, L.L.C., hereinafter referred to as “SELLER.”

BASIS OF COMPENSATION for each Month shall be the sum of the following:

1.                Natural Gas Liquids Payment.  BUYER shall pay SELLER an amount equal to ninety percent (90%) of the Net NGL Proceeds.

2.                Residue Gas Payment.  BUYER shall pay to SELLER an amount equal to ninety percent (90%) of the Net Residue Proceeds.

DEFINITIONS:

1.	Net NGL Proceeds shall be determined (i) multiplying each Component of SELLER’s NGL Products by that Component’s Monthly Average Sales Price, and (ii) summing the results of (i) for all Components.

2.
SELLER’s NGL Products shall be determined for each NGL Component by multiplying (i) the Net Theoretical Gallons, by (ii) the Actual NGL Recovery Percent for that Component; provided, however, that the Actual NGL Recovery Percent shall not exceed the following percentages for each Component:

Ethane	50%
Propane	80%
Iso Butane	90%
Normal Butane	90%
Pentanes and Heavier	90%

3.
Monthly Average Sales Price shall mean the weighted average sales price for the Month of production for each Component of Natural Gas Liquids sold at the Plant(s) by BUYER to third parties during the applicable Month, determined in accordance with the terms of the contracts pursuant to which such NGL Products are sold by BUYER less actual third party transportation and fractionation and other fees.

4.	Residue Gas shall be determined by subtracting SELLER’s NGL Shrinkage from SELLER’s MMBtus Delivered.

5.
Residue Price shall mean the weighted average sales price per MMBtu received by BUYER for all residue Gas sold at the Plant(s) by BUYER to third parties during the applicable Month, determined in accordance with the terms of the contracts pursuant to which such Residue Gas is sold by BUYER less actual third party transportation and other fees.

6.	Net Residue Proceeds shall be determined by multiplying the Residue Gas MMBtus attributable to Gas delivered by SELLER by the Residue Price.

7.
SELLER’s NGL Shrinkage shall be determined by (i) multiplying the number of gallons of each Component of SELLER’s NGL Products by the BTU equivalent (BTU/gal, fuel as ideal gas) of that Component set forth in the GPA Standard 2145, as revised, and (ii) summing the results of (i) for all Components.

8.	SELLER’s Gas Delivered for Processing shall be the Mcfs of Gas delivered by SELLER at the Central Receipt Point(s) less Field Fuel.

9.	Field Fuel shall be determined by multiplying the Mcfs of Gas delivered by the SELLER at the Central Receipt Point(s) by ten percent (10.00%).

10.	SELLER’s MMBtus Delivered shall be the MMBtu equivalent of SELLER’s Gas Delivered for Processing, calculated using the Heating Value of SELLER’s Gas.

11.
Net Theoretical Gallons shall be defined for each NGL Component as (i) the number of MCF delivered to the Central Receipt Point(s) by SELLER less Field Fuel, multiplied by (ii) the gallons of that NGL Component per thousand cubic feet (GPM) contained in SELLER’s Gas as determined by gas analysis.

12.
Total Theoretical Gallons shall be defined for each NGL Component as the total gallons of that Component delivered to BUYER’s System by all sellers, and shall be calculated by multiplying the total MCF of Gas delivered to the System by all sellers, by the number of gallons of the relevant Component per thousand cubic feet (GPM) contained in that Gas.

13.
Actual NGL Recovery Percent shall be determined for each NGL Component by dividing (i) the total gallons of that Component saved and sold at BUYER’s Plant, by (ii) the Total Theoretical Gallons of that Component.

EXHIBIT “B”
CENTRAL RECEIPT POINT(S)

This Exhibit “B” is incorporated into that certain Gas Purchase Agreement dated the first Day of September, 2011, by and between SUPERIOR PIPELINE COMPANY, L.L.C. (“BUYER”) and SULLIVAN AND COMPANY, L.L.C. (“SELLER”).

 An initial Central Receipt Point located at a point mutually agreed on by the parties in Section 21, T25N-6RE, and Osage County, OK.

EXHIBIT “C”
WELLS

This Exhibit “C” is incorporated into that certain Gas Purchase Agreement dated the first Day of September, 2011, by and between SUPERIOR PIPELINE COMPANY, L.L.C. (“BUYER”) and SULLIVAN AND COMPANY, L.L.C. (“SELLER”).

* Sooner 5-3 SE
* Sooner 6-3 NE
* Monroe 13-34 NE
* Van Buren 11-27 SE
* Adams 12-34 SW
* Grayhorse 2-4 NW
* Grayhorse 2-5 NW
* Grayhorse 2-6 NW
* Grayhorse 2-7 NW
* Grayhorse 2-8 NW
* Reagan 16-35 SW
* Kentucky 16-34 NE
* Vermont 17-27 SE
* Nixon 14-27 SW
* Harrison 13-27 NE
* Jackson 12-27 SW
* North Carolina 15-27 NE
* Rhode Island 16-27 SE
* Truman 14-34 SW
* Ohio 18-35 SW
* Carter 17-35 SW
* CRH 2A-2
* CRH 1A-2

*  These wells in no way constitutes a dedication of production to Buyer and should not be construed that way.  This list is as of September 1, 2011.